SERVICES AGREEMENT

FOR ADMINISTRATIVE CLASS SHARES OF

PIMCO VARIABLE INSURANCE TRUST AND

PIMCO EQUITY SERIES VIT

This Agreement is made as of ___________, 20__ between PIMCO Investments LLC (“Distributor”) and [____________________] (“Authorized Firm”), a [____________________] life insurance company.

RECITALS

WHEREAS, PIMCO Variable Insurance Trust and PIMCO Equity Series VIT (each a “Trust” and together the “Trusts”) are each registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trusts issue shares of beneficial interest (“shares”) in separate series (“Portfolios”), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, Distributor serves as the distributor of the Trusts’ shares;

WHEREAS, the Trusts issue shares of the Portfolios in separate classes of shares, one of which is designated the Administrative Class shares;

WHEREAS, certain beneficial owners of the Trusts’ shares (“investors”) may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, each Trust has adopted a Services Plan (each, as amended and restated, a “Services Plan” and together the “Services Plans”) pursuant to which Distributor, on behalf of the applicable Trust and each Portfolio, may enter into agreements with insurance companies, registered investment advisers, registered broker-dealers, banks, trust companies, plan sponsors, recordkeepers and other persons or entities that agree to provide certain administrative, recordkeeping, and/or investor services to their clients, members or customers who purchase Administrative Class shares of such Trust’s Portfolio(s), directly or indirectly; and

WHEREAS, Distributor, on behalf of the Trusts and each Portfolio, desires that Authorized Firm provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to Administrative Class shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

W I T N E S S E T H:

Distributor and Authorized Firm agree as follows:

1.  Appointment. Distributor, on behalf of the Trusts and each Portfolio, hereby authorizes Authorized Firm to provide certain administrative, recordkeeping and/or investor services to investors in the Portfolios that are the clients, members, or customers of Authorized Firm. The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, Distributor and/or the Trusts (or their agents or affiliates) may enter into other agreements with Authorized Firm or other financial intermediaries with respect to the provision of administrative, recordkeeping, investor and/or other services.

2.  Services to be Performed. For the duration of this Agreement, Authorized Firm agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios, including any supplements or amendments thereto and any summary prospectus(es), as from time to time in effect (collectively, the “Prospectus”), to provide in respect of investors investing in shares of the Portfolios certain administrative, recordkeeping and/or investor services which may include but are not necessarily limited to: teleservicing support in connection with Portfolios; delivery of current Prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the applicable Trust or Pacific Investment Management Company LLC (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trusts and their Portfolios and answering questions concerning the Trusts and their Portfolios, including questions respecting investors’ interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trusts may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules or regulation.

3.  Orders and Settlement. Orders submitted by Authorized Firm on behalf of investors shall be accepted or rejected by the applicable Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties. Without limitation of the foregoing, the parties agree that Authorized Firm’s handling of orders and the settlement of the same are subject to the terms and conditions of the participation agreement dated [_____________] by and among the applicable Trust(s), Authorized Firm and others.

4.  Compliance with Laws. Authorized Firm agrees that:

(a)  in performing its duties under this Agreement, Authorized Firm will abide by all applicable laws, rules and regulations, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(b)  the arrangements provided for in this Agreement, including the compensation arrangements provided for in this Agreement, will be timely disclosed, to the extent necessary or appropriate, by Authorized Firm to investors.

5.  Sales Materials. No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the applicable Trust or Distributor as explanatory materials and/or information supplemental to each Prospectus. Distributor shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. Authorized Firm agrees not to use any other advertising or sales material relating to the Portfolios unless approved in writing by Distributor in advance of such use. Authorized Firm shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements. Authorized Firm agrees to indemnify the Portfolios, the Trusts and Distributor for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by Authorized Firm other than statements contained in the Prospectus or sales literature authorized by the applicable Trust or Distributor. This section shall survive termination of this Agreement.

6.  Compensation. In consideration of Authorized Firm’s provision of the services as described in this Agreement, Distributor agrees, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), to pay Authorized Firm fees (“Service Fees”) at an annual rate of 0.15% (or such other amount as described in the Prospectus for Administrative Class shares of a Portfolio) of the average of the aggregate net asset value of outstanding Administrative Class shares of a Portfolio serviced by Authorized Firm, measured on each calendar day during each month. Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of Distributor, the Trusts or any Portfolio. Distributor shall calculate and pay (or cause the Fund to pay) such compensation payable with respect to the Shares, if any, within 30 days of the end of the applicable quarter. The parties acknowledge and agree that the Service Fees shall be paid with respect to a Portfolio only so long as this Agreement and the applicable Services Plan are in effect with respect to such Portfolio. After the end of each quarter, Authorized Firm shall prepare and deliver an invoice, along with supporting data, including but not limited to sales, assets and any exclusions set forth in this Agreement sufficient to substantiate the amounts invoiced for applicable funds and share classes, to Distributor for the applicable portion of the fees due hereunder computed on the basis set forth above, and Distributor shall pay such invoiced amount, unless disputed in good faith, within 60 days following the receipt of the invoice. If an invoice is not received by Distributor within six (6) months after the end of a quarter, the fees otherwise due and owing pursuant to this

Supplement for such quarter shall be deemed forfeited and no longer due and owing. Invoices shall be sent to:

PIMCO Investments LLC

Attn: Intermediary Payments

P.O. Box 7530

Newport Beach, CA 92658

If by email:   Intermediary.Invoices@pimco.com

The fee rate with respect to any Portfolio may be prospectively increased or decreased by Distributor, in its sole discretion, at any time upon notice to Authorized Firm.

In addition, Authorized Firm will furnish to Distributor, the Trusts and/or their designees such information as Distributor, the Trusts and/or their designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trusts, Distributor and the designees of either (including, without limitation, any auditors designated by a Trust), in the preparation of reports to a Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by Distributor pursuant hereto, as well as any other reports or filings that may be required by law.

7.  Representations. Authorized Firm represents and warrants that:

(a)  it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b)  the performance of the duties and obligations and provision of services by Authorized Firm as described in this Agreement and the receipt of Service Fees as provided in this Agreement will not violate ERISA, the Internal Revenue Code of 1986, as amended, or federal or state securities laws; and

(c)  entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity.

8.  Term and Termination.

This Agreement is entered into by Distributor in accordance with the terms of the applicable Services Plan(s). Accordingly, unless sooner terminated by either party upon thirty (30) days’ written notice to the other party or otherwise in accordance with the terms of this Section 8, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the applicable Trust(s) and (ii) those Trustees of the applicable Trust(s) who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the applicable Services Plan(s) or any agreements related to it (“Plan Trustees”), cast in person at a meeting called for the purpose of voting on the applicable Services Plan(s) and such related agreements.

This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the applicable Plan Trustees or by vote of a majority of a Portfolio’s Administrative Class shares, on thirty (30) days’ written notice. Notice of termination (or non-renewal) of the applicable Services Plan(s) by the applicable Plan Trustees to Distributor shall constitute a notice of termination of this Agreement with respect to the applicable Trust(s) and Distributor shall notify Authorized Firm of such action. Termination (or non-renewal) of one Trust’s Services Plan shall not result in termination of this Agreement with respect to the other Trust.

This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act, or upon Authorized Firm violating any anti-money laundering, sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 11.

9.  Governing Law; FINRA Arbitration. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules. If a dispute arises between parties hereto that are members of FINRA, and such parties are unable to resolve the dispute between themselves, it shall be settled by arbitration to the extent required by and in accordance with the then existing FINRA Code of Arbitration Procedure.

10.  Exculpation; Indemnification.

(a)  Distributor shall not be liable to Authorized Firm and Authorized Firm shall not be liable to Distributor except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by Distributor or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by FINRA.

(b)  Authorized Firm will indemnify Distributor and the Trusts and hold each harmless from any claims or assertions relating to the lawfulness of Authorized Firm’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Distributor and each Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by Authorized Firm. This paragraph shall survive termination of this Agreement.

11.  Anti-Money Laundering; Sanctions; Anti-Corruption.

(a)   Authorized Firm represents and warrants that it has developed, implemented, and agrees to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti-money laundering laws, including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Authorized Firm conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). Authorized Firm further represents and warrants that its anti-money laundering program includes written policies, a designated anti-money laundering Compliance Officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information. Authorized Firm further represents and warrants that: (i) its anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased Shares of the Fund sold by Authorized Firm necessary for the Distributor or the Fund to comply with the BSA; (iii) it will notify the Distributor, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program; and (iv) Authorized Firm will promptly notify Distributor or a Fund if Authorized Firm concludes that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Authorized Firm, and Authorized Firm will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations. To help the government fight the funding of terrorism and money laundering activities, the USA PATRIOT Act requires certain financial institutions , including broker-dealers, to obtain, verify, and record information that identifies each person who establishes a customer relationship. When an intermediary establishes a relationship with the Distributor, the Distributor may ask for the intermediary’s name, address, government identification number and other information and documents that will allow the Distributor to identify and verify the intermediary, in accordance with the Distributor’s obligations under the USA PATRIOT Act. Authorized Firm agrees to provide such information upon the Distributor’s request.

(b)   Authorized Firm represents and warrants that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Authorized Firm represents and warrants that it has complied with Sanctions in all material respects and has policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. Authorized Firm and its officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that is subject to Sanctions. Authorized Firm acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Authorized Firm will provide reasonable assistance to Distributor and the Funds in connection with their respective obligations under the applicable Sanctions. Authorized Firm will promptly disclose to Distributor or a Fund if Authorized Firm becomes aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach.

(c)   Authorized Firm represents, warrants, and covenants that (i) it and its officers, directors, employees, agents and other representatives (together with Authorized Firm, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Authorized Firm shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

12.  Privacy. Authorized Firm represents and warrants that it shall comply with any applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. Authorized Firm shall implement and maintain appropriate security measures for personal information in accordance with applicable laws, rules and regulations. Authorized Firm agrees that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the Authorized Firm to perform the services set forth in this Agreement. Authorized Firm acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over Authorized Firm.

13.  Business Continuity. Authorized Firm shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Authorized Firm shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Authorized Firm shall advise the Distributor promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

14.  Records. Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions contemplated herein, written communications regarding the Funds to or from investors, and other materials reasonably related to transactions contemplated herein. In addition, Company shall provide representatives of Distributor and each Trust with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Company pursuant to this Agreement and Company’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this or any related Agreement. The parties shall cooperate in good faith in providing records to one another.

15.  Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

16.  Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

17.  Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties.

In this regard, this Agreement may be amended by Distributor (but not by Authorized Firm) at any time by mailing a copy of a written amendment to Authorized Firm at the address shown below. In the absence of written objection to such amendment, continued performance by Authorized Firm under this Agreement shall constitute Authorized Firm’s consent to such written amendment.

18.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:		Address for Notices:
	Name:	PIMCO Investments LLC
	Title:	Attn: Chief Legal Officer 1633 Broadway, 45th Floor New York, NY 10019

[Insert Authorized Firm Name]

By:		Address for Notices:
	Name: Title:	___________________________________ ___________________________________ ___________________________________